Exhibit A(3)(c)

Exhibit A(3)(c)

                             Commission Schedule For
                    Discovery Life Plus Insurance Contracts

I. District Aqencies

     A. First year commissions on contracts issued are equal to 2% of the initial premium plus $20 per contract.

     B. On any additional premiums which are paid, there are no commissions payable.

II. Ordinary Aqencies

     A. First year commissions on contracts issued are equal to 3% of the initial premium.

     B. On any additional premiums which are paid, there are no commissions payable.

III. The registered representatives of Prudential-Bache Securities, Inc. will be paid up to 2% of the initial premium on contracts they sell. On any additional premiums which are paid, there are no commissions payable.

IV. In the event a contract lapses or is surrendered within the first contract year, the entire first year commission is subject to recapture by the Pruco Life Insurance Company of New Jersey.


                                     II-11